CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CONEXANT SYSTEMS, INC.

Pursuant to Section 242 of
the General Corporation Law of the State of Delaware

Conexant Systems, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Conexant Systems, Inc.

2. This Amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Amendment”) has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. This Amendment amends Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation by deleting the first paragraph of Article FOURTH and substituting in lieu thereof the following new first paragraph of Article FOURTH, to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 225,000,000, of which 25,000,000 shares without par value are to be of a class designated Preferred Stock and 200,000,000 shares of the par value of $0.01 each are to be of a class designated common stock.

4. This Amendment will become effective at 11:45 a.m. Eastern Time on February 18, 2010 for accounting purposes only.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its officer thereunto duly authorized, this 19th day of February, 2010.

CONEXANT SYSTEMS, INC.

By:
Name: Mark Peterson
Title: Senior Vice President, Chief Legal
Officer and Secretary